      As filed with the Securities and Exchange Commission on May 1, 1997

                                                      REGISTRATION NO. 333-24793
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                 CEPHALON, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   23-2484489
                      (I.R.S. Employer Identification No.)

                             145 Brandywine Parkway
                             West Chester, PA 19380
                                 (610) 344-0200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                              BARBARA S. SCHILBERG
                                 Cephalon, Inc.
                   Senior Vice President and General Counsel
                             145 Brandywine Parkway
                             West Chester, PA 19380
                                 (610) 344-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:
                              David R. King, Esq.
                          Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                             Philadelphia, PA 19103
                                 (215) 963-5000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                    SUBJECT TO COMPLETION, DATED MAY 1, 1997

PROSPECTUS

                                 500,000 SHARES

                                 CEPHALON, INC.

                                  COMMON STOCK

     The shares offered hereby (the "Shares") consist of up to 500,000 shares of common stock, $0.1 par value per share ("Common Stock"), of Cephalon, Inc., a Delaware corporation ("Cephalon" or the "Company"), which are being offered by Swiss Bank Corporation, London Branch ("SBC" or the "Selling Stockholder"). The Shares may be offered from time to time by the Selling Stockholder. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

     The Shares are being acquired by SBC, in one or more transactions, in exchange for one or more capped options to be written by SBC on up to an aggregate of 2,500,000 shares of Common Stock of the Company. The Company will purchase each option from SBC and will use the Shares, in lieu of cash, to pay the premium associated with each option. The option price, as well as the strike price, cap price, number of shares subject to each option, expiration date and certain other terms of each option, will be determined following the effectiveness of the Registration Statement, based upon a number of factors, including the market price of the Common Stock when each option is issued. See "Call Option Transaction and Issuance of the Shares."

     The Selling Stockholder has advised the Company that the Shares may be sold from time to time to or through its affiliate SBC Warburg Inc. ("SBC Warburg") primarily in transactions (which may include block transactions) in the over-the-counter market at prices then prevailing, or in negotiated transactions. The Selling Stockholder and SBC Warburg and any other brokers and dealers through whom sales of Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CEPH." On April 30, 1997, the last reported sale price of the Common Stock was $16.75 per share.

AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGES 4 THROUGH 16 HEREIN.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                  THE DATE OF THIS PROSPECTUS IS        , 1997

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Branch, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-19119) with the Commission are incorporated herein by reference.

     (a) Annual Report on Form 10-K/A-2 for the fiscal year ended December 31, 1996 filed with the Commission on April 4, 1997.

     (b)  Current Report on Form 8-K dated January 16, 1997.

     (c)  Current Report on Form 8-K dated April 8, 1997.

     (d) The Company's Proxy Statement related to its 1997 Annual Meeting of Stockholders filed under the Exchange Act on March 26, 1997.

     (e) The description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A filed under the Exchange Act on March 15, 1991, including any amendment or reports filed for the purpose of updating such description.

     (f) The description of rights to purchase Series A Junior Participating Preferred Shares, par value $.01 per share, which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act on November 22, 1993, including any amendment or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Jason Rubin, Vice President, Corporate Communications, Cephalon, Inc., 145 Brandywine Parkway, West Chester, PA 19380, (610) 344-0200.
                                ---------------

     Myotrophin(R) and Provigil(R) are trademarks of Cephalon, Inc. Cephalon has registered or filed applications to register the trademarks in the United States and certain other countries. All other trademarks and registered marks in this Prospectus are the property of their respective holders.

     Unless the context otherwise requires, "Cephalon" or the "Company" refers to Cephalon, Inc. and its wholly-owned subsidiaries.

                                  THE COMPANY

     Cephalon seeks to discover and develop pharmaceutical products for the treatment of neurological disorders. The Company's research and development efforts focus primarily on neurodegenerative diseases, which are characterized by the death of neurons, the specialized conducting cells of the nervous system. The Company utilizes its technical expertise in molecular biology, molecular pharmacology, biochemistry, cell biology and chemistry to develop products in four core technology areas: neurotrophic factors, protease inhibitors, signal transduction modulators and regulators of gene transcription. Cephalon believes that its multidisciplinary technology approach provides the basis for the development of a portfolio of potential products for the treatment of neurodegenerative disorders such as amyotrophic lateral sclerosis ("ALS" or "Lou Gehrig's disease"), peripheral neuropathies, Alzheimer's disease and stroke.

     Cephalon's business strategy includes forming alliances with other pharmaceutical companies where collaborations can provide strategic advantages in technological, financial, marketing, manufacturing and other areas. In these arrangements, the Company seeks, where appropriate, to retain the rights to co-promote or otherwise share in the marketing of products, particularly to neurologists. The Company also seeks to selectively in-license late stage compounds for development.

     The Company has established a 36-person sales organization in the United States focusing on neurologists, which is presently co-promoting two Bristol-Myers Squibb Company ("BMS") proprietary products, Stadol NS(R) (butorphanol tartrate), for the management of pain when the use of an opioid analgesic is appropriate and Serzone(R) (nefazodone hydrochloride), which is indicated for the treatment of depression.

     The Company has not received approval from any regulatory authority to market any drug candidate. Two new drug applications ("NDA") have been submitted by the Company to the U.S. Food and Drug Administration ("FDA"): one for the use of MYOTROPHIN(R) (rhIGF-I) in treating ALS, and one for the use of PROVIGIL(R) (modafinil) in treating the excessive daytime sleepiness associated with narcolepsy. Additionally, marketing applications for PROVIGIL (modafinil) are pending in the United Kingdom and the Republic of Ireland, and a marketing authorization application for MYOTROPHIN (rhIGF-I) is being prepared for filing in Europe. There can be no assurance that the applications will be approved or that the Company will successfully commercialize any of its potential products.

     Cephalon was incorporated in Delaware in August 1987. The Company's executive offices and research facility are located at 145 Brandywine Parkway, West Chester, PA 19380, and its telephone number is (610) 344-0200.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should consider the following factors in evaluating the Company and its business before purchasing any of the Common Stock offered hereby.

UNCERTAINTIES RELATED TO MYOTROPHIN(R) (RHIGF-I) PHASE III REGULATORY
SUBMISSIONS

     In 1995, the Company submitted to the FDA a treatment investigational new drug application ("T-IND") to permit expanded access to MYOTROPHIN (rhIGF-I) by patients in the United States suffering from ALS. The FDA referred the application to the Peripheral and Central Nervous System Drugs Advisory Committee (the "Advisory Committee"), which held a public hearing in June 1996 to review data from two Phase III studies, one conducted in North America and one in Europe, for purposes of recommending to the FDA whether there was sufficient evidence to support use of MYOTROPHIN (rhIGF-I) under a T-IND. At the hearing, representatives of the FDA indicated their disagreement with the Company's various analyses of the European study and their opinion that the study failed to support the results of the North American study. At the conclusion of the Advisory Committee hearing, the panel members unanimously recommended approval of the T-IND.

     The FDA approved the T-IND application on June 19, 1996. The FDA's approval letter noted the views of several Advisory Committee members expressed at the hearing, including the chairman, concerning the need for an additional study to support an NDA, and invited Cephalon and Chiron Corporation ("Chiron") to work with the FDA to develop plans for future studies. The Company continues to believe that the two completed studies show the beneficial treatment effect of MYOTROPHIN (rhIGF-I) in ALS patients particularly those with more rapidly progressing disease and, in collaboration with Chiron, filed an NDA with the FDA in February 1997 requesting that MYOTROPHIN (rhIGF-I) be approved for the treatment of ALS in the United States. There can be no assurance that the FDA will ultimately grant authorization to commercialize MYOTROPHIN (rhIGF-I) in the United States on the basis of the results of the two completed studies. The FDA has scheduled a meeting of the Advisory Committee to be held on May 8, 1997 to review the NDA for MYOTROPHIN (rhIGF-I). The Company has indicated its willingness to conduct additional studies of MYOTROPHIN (rhIGF-I) as a post-approval activity. If the FDA were to require additional data prior to approval of MYOTROPHIN (rhIGF-I) for commercialization, there can be no assurance that the Company and Chiron would be willing or able to conduct any study as a Phase III activity or that the results of such study, if conducted, would be positive. A new study also would be expensive and would take several years to complete.

     Because ALS is a fatal disease, it is expected that some mortalities will occur while conducting clinical trials in ALS patients. During the double-blind portion of the European study, an imbalance in death rates was observed in the drug-treated group compared to the placebo-treated group. The Company believes that mortalities observed in the North American and European clinical studies are due to the normal progression of the disease or other circumstances not attributable to MYOTROPHIN (rhIGF-I). The Company is continuing to furnish MYOTROPHIN (rhIGF-I) to patients who participated in the ALS studies, to patients in its Phase II program in peripheral neuropathies, and to patients under the recently initiated T-IND program. FDA regulations require the reporting of all patient adverse events (including deaths) experienced in ongoing trials. There can be no assurance that any such event previously reported by the Company, or which may occur in the future, will not delay or prevent the approval of MYOTROPHIN (rhIGF-I) or result in any subsequent FDA action adverse to the interests of the Company.

     The efficacy and safety data from the North American and European studies of MYOTROPHIN (rhIGF-I) have not yet been formally reviewed by any regulatory authority outside the United States. The companies are preparing a marketing authorization application for filing in Europe. If foreign regulatory authorities do not agree with the Company's interpretation of the results from the two studies, one or more additional positive studies might be required to be completed and submitted before MYOTROPHIN (rhIGF-I) could be marketed in such territories.

     There can be no assurance that any regulatory authority will accept the North American and European studies as evidence of sufficient safety and efficacy to support marketing approval or that MYOTROPHIN (rhIGF-I) will receive marketing approval in any jurisdiction for any indication. A delay in obtaining approval or a failure to obtain any approval for MYOTROPHIN (rhIGF-I) would materially adversely affect the Company's business and the price of the Common Stock. See "Volatility of Stock Price; No Dividends".

UNCERTAINTIES RELATED TO PROVIGIL(R) (MODAFINIL) PHASE III REGULATORY
SUBMISSIONS

     The Company recently submitted an NDA with the FDA requesting that PROVIGIL (modafinil) be approved for the treatment of the excessive daytime sleepiness associated with narcolepsy, based on the results of two Phase III studies conducted in the United States. There can be no assurance that the FDA or other regulatory authorities will determine that the results generated from the Company's clinical trials demonstrate sufficient safety and efficacy to permit marketing approval.

     The Company also is pursuing applications seeking authorization to market PROVIGIL (modafinil) in the Republic of Ireland and the United Kingdom, which are other territories licensed from Laboratoire L. Lafon ("Lafon"). The regulatory authorities in both countries have requested that additional information be provided with respect to the applications (which were filed by Lafon under the multi-state procedures of the Committee for Proprietary Medicinal Products ("CPMP")). There can be no assurance that the Company will be able to provide sufficient additional information in order to permit approval of the applications. Even if those applications are approved, the Company must also request permission to vary the applications with respect to certain manufacturing procedures and other matters. There can be no assurance that any regulatory approvals or variations will be obtained at all or in a timely manner. The Company is in the process of establishing a sales force in the U.K. and the Republic of Ireland to sell PROVIGIL (modafini1). Any delays in accomplishing these activities could delay launch of the product, if it is approved. The Company is required, under the terms of its license with Lafon, to launch the product no later than three months after approval.

UNCERTAINTIES RELATED TO PRODUCT DEVELOPMENT, REGULATORY APPROVAL AND MARKETABILITY

     The success of the Company depends to a large degree upon obtaining FDA and foreign regulatory approval to market products currently under development. Cephalon has had only limited experience in filing and pursuing applications necessary to gain regulatory approvals. The Company's analysis and interpretation of the results of the Company's clinical studies is subject to confirmation and interpretation by regulatory authorities, which may differ from the Company's analysis. There can be no assurance that the data or the Company's interpretation of data will be accepted by any regulatory authority. In addition, there can be no assurance that any application by the Company to market a product will be reviewed in a timely manner or that approval to market a product will be received from the appropriate regulatory authority.

     TAP Holdings Inc. ("TAP") has begun a Phase I clinical study of a compound being developed in collaboration with the Company for the treatment of various cancers, including prostate cancer. The objective of the multi-center study is to examine the drug's pharmacokinetic and safety profile in patients with advanced cancer. Because the compound has never been tested in humans, the risk of safety problems is unknown. There can be no assurance that the compound will prove to be safe in humans, or that it will show any therapeutic benefit.

     The results of preclinical and initial clinical trials of products under development by the Company are not necessarily predictive of results that will be obtained from large-scale clinical testing, and there can be no assurance that clinical studies of products under development will demonstrate the safety and efficacy of such products or will result in a marketable product. The safety and efficacy of a therapeutic product under development by the Company generally must be supported by statistically significant positive results from Phase III clinical trials, and the failure to obtain such results could prevent regulatory approval of the product, which would have a material adverse effect on the Company.

     Even if MYOTROPHIN (rhIGF-I) and PROVIGIL (modafinil) are approved for commercialization, the Company can not predict at this time the potential revenues to be received from sales of MYOTROPHIN (rhIGF-I) for use in treating ALS or from sales of PROVIGIL (modafinil) for use in connection with narcolepsy. Once approved, there can be no assurance that such products will be accepted and prescribed by physicians. Moreover, ALS and narcolepsy each qualify as orphan diseases under the Orphan Drug Law, which generally means that the potential patient population for each indication is limited.

     The administration of any product developed by the Company may produce undesirable side effects in humans. The occurrence of such side effects could interrupt or delay clinical studies of such products and could ultimately prevent their approval by the FDA or foreign regulatory authorities for any or all targeted indications. The Company or the FDA may suspend or terminate clinical trials at any time if it is believed that the people participating in such trials are being exposed to unacceptable health risks. Even after approval by the FDA and foreign regulatory authorities, products may later exhibit adverse effects that prevent their widespread use or necessitate their withdrawal from the market. There can be no assurance that any products under development by the Company will be safe when administered to patients.

     The results of clinical studies of product candidates under development by the Company which are conducted by collaborators of the Company, including studies of rhIGF-I being conducted by the Company's licensee in Japan and clinical studies of modafinil being conducted by Lafon and its licensees in other countries, are required to be reported by the Company to the FDA and other regulatory authorities. The reporting of the results of these other studies, if negative, could adversely affect the regulatory review of the Company's product approval applications. Negative results from trials by third parties or negative assessments from regulatory authorities would adversely affect the Company's business and the price of its Common Stock. See "Volatility of Stock Price; No Dividends."

NEED FOR ADDITIONAL FUNDS

     The Company expects its negative cash flow to continue due to funding of research, development, clinical trial, regulatory filing and other costs. In addition, selling, general and administrative activities in the United States and Europe may be expanded as the Company evaluates the potential for obtaining regulatory approvals of MYOTROPHIN (rhIGF-I) and PROVIGIL (modafinil). Any such expansion would require substantial funding. The Company may also build inventories of MYOTROPHIN (rhIGF-I) and PROVIGIL (modafinil), which also would require substantial funding. The capital required to fund the Company's operations for 1997 may be greater than that of the prior year. The amount needed to fund operations will depend upon many factors, including the success of the Company's research and development programs, the extent of any collaborative research or other funding arrangements, the costs and timing of seeking regulatory approvals, if any, of its products, technological changes, competition and the success of the Company's sales and marketing activities. Schering-Plough Corporation ("Schering") recently decided to conclude its funding of the research program with the Company related to amyloid protease inhibitors and Alzheimer's disease. The Company intends to continue the program using its own resources. Under the terms of its agreement with Schering, the Company may not conduct the same research program with a third party until the end of 1997.

     In August 1992, Cephalon exclusively licensed to Cephalon Clinical Partners, L.P. (the "Partnership") rights to MYOTROPHIN (rhIGF-I) for human therapeutic use within the United States, Canada and Europe (the "Territory") in return for a non-refundable license fee of $500,000. Through a concurrent offering of 900 limited partnership interests, the Partnership raised approximately $38,714,000 in net proceeds (payable to the Partnership in annual installments, the last of which was paid in August 1995) which it used to fund the development of MYOTROPHIN (rhIGF-I). The Partnership exhausted its available funding in 1995. Since that time, the Company has been funding the continued development of MYOTROPHIN (rhIGF-I) from its own cash resources. The Partnership granted the Company an exclusive license (the "Interim License") to manufacture and market MYOTROPHIN (rhIGF-I) within the Territory in return for certain royalty payments and a payment of approximately $16,000,000 (the "Milestone Payment") that is to be made if MYOTROPHIN (rhIGF-I) receives regulatory approval in the United States or certain other countries within the Territory. The Company has a contractual option to purchase all of the limited partnership interests in the Partnership (the "Purchase Option").

     If the Company is required to make the Milestone Payment and elects to do so in cash, or if it elects to exercise its contractual option to purchase the limited partnership interests in the Partnership for cash, as described below under "Partnership Purchase Option," the Company will be required to make a substantial cash payment. The Company may consider the purchase of some or all of the remaining partnership interests other than through exercise of the Purchase Option. The Company expects that the cost per interest associated with any such purchase would be substantially greater than the cost incurred in the 1995 purchase of 67 limited partner interests and that, if the Company were to elect to purchase some or all of the partnership interests in cash, significant funds could be required.

     If the Company does not exercise the Purchase Option or continue funding the development of MYOTROPHIN (rhIGF-I), its license will terminate and all rights to manufacture or market MYOTROPHIN (rhIGF-I), in the Territory will revert to the Partnership, which may then commercialize MYOTROPHIN (rhIGF-I) itself or license or assign its rights to a third party. The Company would not receive any benefits from such commercialization.

     The Company is obligated under various debt instruments to make principal and interest payments to various state agencies and banks. Many of these agreements contain restrictive covenants relating to, among other things, the maintenance of minimum levels of working capital and limitations on the incurrence of additional indebtedness that may limit the Company's flexibility in utilizing its existing financial resources.

     To satisfy its capital requirements, including its continued funding of MYOTROPHIN (rhIGF-I) and other programs, the Company may seek to access the public or private equity markets whenever conditions are favorable. The Company also intends to seek additional funding through corporate collaborations and other financing vehicles, potentially including "off-balance sheet" financings through limited partnerships or corporations. There can be no assurance that such funding will be available at all or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to significantly curtail one or more of its research or development programs or obtain funds through arrangements with existing or future collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products.

HISTORY OF OPERATING LOSSES

     The Company has not received revenue from the sale of any product developed by the Company, and has accumulated aggregate losses of $157,967,000 from inception through December 31, 1996. The Company expects to continue to incur operating losses unless and until such time as product approvals are obtained and product sales, if any, exceed operating expenses. The revenues to be received and costs to be incurred by the Company depend to a large degree on the results of regulatory actions with respect to the two NDAs recently filed with the FDA with respect to MYOTROPHIN (rhIGF-I) and PROVIGIL (modafinil) and other product programs. A majority of the Company's revenues to date have been under agreements with collaborative partners and the Partnership. The Company expects to have significant fluctuations in quarterly results based on the level and timing of recognition of contract revenues and the incurrence of expenses. See "Dependence on Collaborative Partners." Since the formation of the Partnership, the Partnership has funded a significant portion of the expenses related to the development of MYOTROPHIN (rhIGF-I). Due to the funding limitations of the Partnership, the Company has not recognized revenue from this source since 1995. Therefore, during that period, the Company funded the development of MYOTROPHIN (rhIGF-I). In addition, if the Company were to make the Milestone Payment, exercise the Purchase Option or purchase additional interests outside of the Purchase Option, a material charge to earnings could result, depending upon the development status of the underlying technology.

     The Company and Chiron are currently developing MYOTROPHIN (rhIGF-I) for the treatment of ALS and certain peripheral neuropathics. The costs of the program generally are shared equally by the partners. Revenue or expense to be recognized by the Company under the collaboration with Chiron will depend on the relative costs incurred by the two companies.

     The Company receives funding to support its research and development activities conducted in collaboration with SmithKline Beecham plc ("SB") related to calpain inhibitors, and with TAP, related to the use of certain compounds in the treatment of cancers, including prostate disease. The funding levels under these agreements are based on a contract rate for each Cephalon employee assigned to the program, subject to annual budgetary maximums. The continuation of the research funding under the agreements with SB and TAP are subject to the achievement of certain development milestones by the Company and periodic review by these companies and may be terminated without cause with prior notice. There can be no assurance that these research programs will be continued or that the Company's expenses incurred in any of these programs will be fully reimbursed by its collaborator. Should a collaborator elect to terminate a research program, the Company's ability to recover costs and expenses proportionately is limited, because a significant portion of the Company's research expenses, including depreciation and facility costs, are fixed.

MANUFACTURING UNCERTAINTIES AND RELIANCE ON THIRD-PARTY SUPPLIERS

     The Company's ability to conduct clinical trials on a timely basis, to obtain regulatory approvals and to commercialize its products will depend in part upon its ability to manufacture its products, either directly or through third parties, at a competitive cost and in accordance with applicable FDA and other regulatory requirements, including Good Manufacturing Practice ("GMP") regulations. SB is responsible for the manufacture of any products developed under its arrangement with the Company. Cephalon currently has no manufacturing facilities of its own for clinical or commercial production of any products under development.

Cephalon will need to either construct and operate facilities for these products or will have to find other manufacturing sources.

     The MYOTROPHIN (rhIGF-I) currently being used in ongoing clinical trials was produced at the Company's pilot-scale manufacturing facility in Beltsville, Maryland (the "Beltsville Facility"). In November 1996, Cephalon sold the Beltsville Facility. Chiron has completed a U.S. manufacturing facility (the "Chiron Facility") to produce recombinant proteins at which the collaboration is producing MYOTROPHIN (rhIGF-I). Once the existing inventory of material from the Beltsville Facility has been depleted, the Chiron Facility will be the sole source of supply for any commercial or clinical needs of MYOTROPHIN (rhIGF-I), including any material which Cephalon may have to supply for use in Japan, as well as for use in the Company's ongoing clinical trials. There can be no assurance that Chiron will be able to produce adequate quantities of MYOTROPHIN (rhIGF-I) in a cost-effective manner or, in the case of material purchased by Cephalon for use outside the collaboration, on terms satisfactory to Cephalon.

     The Company and Chiron will be required to demonstrate that the material produced from the Chiron Facility is equivalent to the material used in the ALS clinical trials, which was manufactured at the Beltsville Facility. Although, based on the results of a bioequivalency study, the companies believe that the material is equivalent, if regulatory authorities do not agree with that assessment, regulatory approval of MYOTROPHIN (rhIGF-I) could be delayed.

     The manufacturing facilities and operations of the Company and Chiron used to produce MYOTROPHIN (rhIGF-I) are required to comply with all applicable FDA requirements, including GMP regulations, and are subject to FDA inspection, both before and after NDA approval, to determine compliance with those requirements. The GMP regulations are complex, and failure to be in compliance could lead to the need for remedial action, penalties and delay- in production of material acceptable to the FDA. The Company has only limited experience in manufacturing activities. There can be no assurance that the facilities for MYOTROPHIN (rhIGF-I) have complied and will continue to comply with applicable requirements. Should the Chiron Facility fail to operate for any reason or not be able to produce sufficient quantities of MYOTROPHIN (rhIGF-I) in accordance with applicable regulations, the collaboration would have to obtain MYOTROPHIN (rhIGF-I) from another source. There can be no assurance that Cephalon or the collaboration would be able to locate an alternative, cost-effective source of supply of MYOTROPHIN (rhIGF-I).

     If Chiron ceases its participation in the collaboration, Cephalon, under certain circumstances, would have the right to purchase supplies of these products from Chiron or it could have the manufacturing technology transferred to Cephalon on a royalty basis. There can be no assurance that supplies of products could be obtained from Chiron on a cost-effective basis, that Cephalon would be able to manufacture the products itself in a cost-effective manner and without an interruption of supplies or that a suitable alternative source of MYOTROPHIN (rhIGF-I) could be located. Failure to locate an alternative supply of MYOTROPHIN (rhIGF-I) could result in significant costs and delays to the program, damage the commercial prospects for MYOTROPHIN (rhIGF-I) and have a material adverse effect on the Company. Furthermore, the Company is aware of patents and patent applications owned by third parties that may cover certain aspects of the collaboration's current method of manufacturing MYOTROPHIN (rhIGF-I). See "Patents and Proprietary Technology".

     Kyowa Hakko Kogyo Co. Ltd. ("Kyowa Hakko") and Lafon are responsible for manufacturing bulk compounds under the Company's respective agreement with each company. The facilities used for manufacture of drug substance are required to comply with all applicable FDA requirements, and are subject to FDA inspection both before and after NDA approval. There can be no assurance that the facilities or the material produced by Kyowa Hakko or Lafon will comply with regulatory standards or that sufficient quantities will be available to meet the Company's needs. If either Lafon or Kyowa Hakko were unable to supply the Company with the applicable compound, Cephalon is permitted to make such compound itself or to purchase it from third parties. There can be no assurance that Cephalon would be able to manufacture any such compound, that a third-party manufacturer could be located or that either alternative would be cost-effective.

     The Company will be responsible for producing tablets or other forms of finished product from the bulk compounds produced by Lafon and Kyowa Hakko. There can be no assurance that a cost-effective commercial manufacturing process can be developed. The Company has also entered into an agreement with a third party to manufacture tablets for commercial use from bulk modafinil provided by Lafon. There can be no assurance that such manufacturer will be able to make sufficient quantities of tablets in accordance with appropriate FDA guidelines. including GMP, and in a cost effective manner. Should such a manufacturer be unable to supply tablets for any reason, there can be no assurance that the Company would be able to identify a suitable alternative supplier at all or without delaying the commercial launch of PROVIGIL (modafinil).

     Under the Company's agreement with TAP, the Company is obligated to provide finished product for use in clinical trials and ultimately for commercial purposes. The Company has contracted with a third-party supplier to manufacture material for use in clinical trials. The Company has not contracted for synthesis of product for commercial use. There can be no assurance that the Company can contract with a facility to manufacture finished products or enter into a suitable third-party manufacturing arrangement for its commercial needs.

DEPENDENCE ON COLLABORATIVE PARTNERS

     The Company's collaborations with Chiron, SB, Kyowa Hakko, TAP and others provide the Company with research funding, rights to technology and development, marketing and manufacturing resources. These arrangements are subject to certain rights of termination by the collaborator.

     There can be no assurance that any funds received under these arrangements will be sufficient, individually or in the aggregate, to cover the costs incurred by the Company in support of the related collaborative programs. Moreover, the amount and timing of resources to be devoted to these activities by such partners is not within the control of the Company. There can be no assurance that the interests of the Company will continue to coincide with those of its collaborators or that the collaborators will not develop products independently or with third parties which could compete with the Company's products, or that disagreements over rights to technology or other proprietary information will not occur. Further, there can be no assurance that the collaborative agreements will be extended at the end of their respective terms. If any of the Company's collaborators breaches or terminates its agreement with the Company, or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative agreement may be delayed, the Company may be required to undertake additional responsibilities or to devote previously unanticipated additional resources to such development or commercialization, or such development or commercialization could be terminated. Further, termination of the agreements could result in the loss of certain technology rights. Any such event could adversely affect the Company.

LIMITED SALES AND MARKETING EXPERIENCE; UNCERTAIN PRODUCT MARKETING AND DISTRIBUTION ARRANGEMENTS

     Cephalon has limited experience in the distribution, marketing and sale of products. The Company has established a sales force in the United States which initially is being used to co-promote Stadol NS and Serzone, approved products of BMS, to neurologists in the United States. The co-promotion agreement expires at the end of 1998 unless BMS and Cephalon elect to renew the arrangements. There can be no assurance that additional products will be available for sale by the Company's sales force or that Cephalon's sales and marketing efforts will be successful. With respect to those products under development by Cephalon for which it has retained marketing rights, Cephalon may choose to augment any of its own sales efforts through sales and marketing arrangements with other pharmaceutical companies. There can be no assurance that such marketing arrangements will be available at all or on terms satisfactory to Cephalon or that such arrangements will lead to the successful commercialization of products.

     Cephalon does not have a sales, marketing or distribution organization outside the United States. The Company is in the process of establishing a sales and marketing capability focusing on neurology in certain countries in Europe. The Company's agreement with Lafon requires the Company to commence sales and marketing activities within three months after receiving approval to market PROVIGIL (modafinil) in the

United Kingdom and the Republic of Ireland. If the Company fails to initiate such activities within the specified time frame, its license could be terminated by Lafon in the applicable country. There can be no assurance that the Company will be able to establish a commercially viable sales, marketing and distribution capability outside the United States in a timely or cost-effective manner or at all.

     Under the collaborative agreement with Chiron, the Company believes that the existing Chiron distribution infrastructure will be used for MYOTROPHIN (rhIGF-I). The Company is evaluating alternatives for the distribution of its other product candidates.

PATENTS AND PROPRIETARY TECHNOLOGIES

     An important part of the Company's product development strategy is to seek, when appropriate protection for its product candidates and proprietary technology through the use of various U.S. and foreign patents, trademarks and contractual arrangements. The degree of the Company's success depends in part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company believes that patent protection of products or processes that may result from the research and development efforts of the Company, its licensees or its collaborators also is important to the potential commercialization of the Company's product candidates. The Company has filed various applications for U.S. and foreign patents, has licensed various U.S. and foreign patent applications from third parties, and owns or licenses certain U.S. and foreign patents.

     With regard to MYOTROPHIN (rhIGF-I), the Company believes that the composition of rhIGF-I is in the public domain and therefore cannot be patented under a composition-of-matter patent. Cephalon has filed patent applications in the United States, Canada, Europe and Japan covering the use of IGF-I in the peripheral neuropathies and other neurological disorders. The issued patents and all patent applications relating to IGF-I in the United States, Canada and Europe have been licensed to the Partnership.

     There can be no assurance that any of the Company's patent applications for rhIGF-I uses will issue, that patents, if obtained, will be as broad in scope as such patent applications or that the claims of any issued patents will withstand challenge. Even in those jurisdictions where rhIGF-I is or may be covered by the claims of a use patent, "off-label" sales by a third party might occur, especially if another company markets rhIGF-I for other uses at a price that is less than the price of MYOTROPHIN (rhIGF-I), thereby potentially reducing sales of MYOTROPHIN (rhIGF-I). It is not always possible to detect "off-label" sales and therefore enforcement of use patents can be difficult. Furthermore, some jurisdictions outside of the United States restrict the manner in which patents claiming uses of a product may be enforced.

     Under its collaboration with Chiron, Chiron has the primary responsibility for manufacturing commercial supplies of MYOTROPHIN (rhIGF-I). The Company has obtained a license under certain patent rights of Chiron related to rhIGF-I, including patents and patent applications covering the manufacture of recombinant proteins such as rhIGF-I. One of Chiron's issued patents related to certain methods for the manufacture of recombinant proteins, including rhIGF-I, is currently the subject of an interference proceeding before the U.S. Patent and Trademark Office ("USPTO") involving patent applications owned by an unrelated third party. It is not known when or how the USPTO will ultimately conclude the interference proceeding. Another related patent application of Chiron, which may cover the current process for manufacturing rhIGF-I, was the subject of another interference proceeding. Chiron prevailed in the interference proceeding and thereafter prevailed in a district court appeal brought by the other party. That decision has been appealed to the Court of Appeals for the Federal Circuit by the other party. There can be no assurance that Chiron will prevail in any appeal of the decision. The Company is aware of other patents and patent applications owned by third parties, which patents and patent applications, if issued with the claims as filed, may cover certain aspects of the current method of manufacturing rhIGF-I. The Company and Chiron intend to either seek licenses under any valid patents related to the manufacturing of rhIGF-I as required or, alternatively, modify the manufacturing process. There can be no assurance that, if required, such licenses can be obtained at all or on acceptable terms or that a modified manufacturing process can be implemented at all or without substantial cost or delay. If neither approach were feasible, the Company could be subject to a claim of patent infringement which, if successful, could prevent the Company from manufacturing or selling MYOTROPHIN (rhIGF-I) in the United States. In such event, the Company could be materially adversely affected.

     Even if patents issue on the pending applications owned or licensed by the Company, there can be no assurance that applications filed by others will not result in patents that would be infringed by the manufacture, use or sale of MYOTROPHIN (rhIGF-I). The Company is aware of a published application filed under the Paris Convention Treaty, designating the United States, that relates to the use of IGF-I in treating certain disorders of the nervous system. The Company believes that even if the subject matter were deemed to overlap the subject matter of a patent application filed by the Company in the United States, based on the filing date of the third party's application, it would not take priority over the Company's application. Further, the Company believes that a third party has filed a U.S. patent application which may contain a claim which, if issued, might broadly cover the use of rhIGF-I to treat many neurological conditions, including ALS and peripheral neuropathies. Clark & Elbing LLP, patent counsel to the Company, has advised the Company that, in its opinion, such a claim would not be patentable. If such a claim should issue, the Company could be prevented from selling MYOTROPHIN (rhIGF-I) in the United States for use in treating ALS or peripheral neuropathy unless it obtained a license to the patent. The third-party patent application might also contain a narrower claim covering the use of rhIGF-I to treat diabetic neuropathy. If such a claim should issue, the Company could be prevented from selling MYOTROPHIN (rhIGF-I) in the United States for use in treating diabetic neuropathy unless it obtained a license to the patent. The owner of such third-party patent application has asserted for several years that the subject matter claimed in its application interferes with claims of the Company's patent with respect to the use of rhIGF-l in treating ALS. Clark & Elbing LLP has advised the Company that, in its opinion, no interference should be declared between such third-party patent application and the Company's patent, but there can be no assurance that the USPTO will agree with that opinion. If an interference were declared and the third party prevailed, the Company could be prevented from selling MYOTROPHIN (rhIGF-I) in the United States for use in treating ALS and peripheral neuropathies unless it obtained a license to the patent. There can be no assurance that any such licenses could be obtained from the third party at all or on acceptable terms. Furthermore, one or more claims of the Company's existing patent could be declared invalid.

     PROVIGIL (modafinil), which the Company has exclusively licensed from Lafon for the United States, Mexico, the United Kingdom, the Republic of Ireland and Japanese markets, is covered by the claims of a composition-of-matter patent in the United States that expires in 1998 (under the transitional provisions of the General Agreement on Tariffs and Trade ("GATT")). The Company may also seek an extension of the patent under the Drug Price Competition and Patent Term Restoration Act of 1984 (the "DPC Act") equal to one-half the period of time elapsed between the filing of an IND for PROVIGIL (modafinil) and the filing of the corresponding NDA, plus the period of time between the filing of the NDA for PROVIGIL (modafinil) and FDA approval. However, to obtain the full length of any such extension, the Company must receive FDA approval of PROVIGIL (modafinil) before expiration of the original term of the patent. There can be no assurance that the Company will be able to take advantage of the marketing exclusivity or patent extension benefits of the DPC Act.

     No assurance can be given that any additional patents will issue on any of the patent applications owned by the Company or licensed from third parties. Furthermore, even if such patents issue, there can be no assurance that any issued patents will provide protection against competitive products or otherwise be commercially valuable, or that applications filed by others will not result in patents that would be infringed by the manufacture, use or sale of the Company's products. In addition, patent law relating to the scope of claims in the biotechnology field is still evolving and the biotechnology patent rights of the Company are subject to this additional uncertainty. There can be no assurance that others will not independently develop similar products, duplicate any of the Company's products, or, if patents are issued to the Company, design around any products developed by the Company.

     The products of the Company could infringe the patent rights of others. If licenses required under any such patents or proprietary rights of third parties are not obtained, the Company could encounter delays in product market introductions, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, patent litigation is both costly and time-consuming, even if the outcome is favorable to the Company. In the event that the Company is a defendant in such litigation, an adverse outcome would subject the Company to significant liabilities to third parties, require the Company to license disputed rights from third parties, or require the Company to cease selling its products.

     The Company also relies upon trade secrets and other unpatented proprietary information in its product development activities. All of the Company's employees have entered into agreements providing for confidentiality and the assignment of rights to inventions made by them while employed by the Company. The Company also has entered into non-disclosure agreements to protect its confidential information delivered to third parties in conjunction with possible corporate collaborations and other purposes. There can be no assurance that these types of agreements will effectively prevent disclosure of the Company's confidential information.

PARTNERSHIP PURCHASE OPTION

     The Partnership has licensed to the Company the exclusive rights to manufacture and market MYOTROPHIN (rhIGF-I) in the Territory in return for certain royalty payments and the Milestone Payment if MYOTROPHIN (rhIGF-l) receives regulatory approval in certain countries in the Territory. The Milestone Payment is payable by the Company in cash, Common Stock or any combination of the two.

     The Company has a contractual option to purchase all of the limited partnership interests in the Partnership. In order to exercise the Purchase Option, Cephalon is required to make an advance payment of $40,275,000 in cash or, at Cephalon's election, $42,369,000 in shares of Common Stock, valued at the market price at the time the Purchase Option is exercised. The Purchase Option will become exercisable for a 45-day period commencing on the date which is the earlier of (a) the date which is the later of (i) the last day of the first month in which the Partnership shall have received Interim License payments equal to fifteen percent (15%) of the limited partners' capital contributions (excluding the Milestone Payment), and (ii) the last day of the 24th full month after the date of the Company's first commercial sale, if any, of Myotrophin within the Territory that generates a payment to the Partnership, and (b) the last day of the 48th full month after the date of such first commercial sale, if any, in the Territory. A payment in cash would have a significant adverse effect on the Company's capital resources. A payment in shares of Common Stock would result in a decrease in the percentage ownership of the Company's stockholders at that time. If the Company were to make the Milestone Payment, exercise the Purchase Option, or purchase additional interests outside of the Purchase Option, a material charge to earnings could result, depending upon the development status of the underlying technology.

     If the Company does not exercise the Purchase Option, its license will terminate and all rights to manufacture or market MYOTROPHIN (rhIGF-I) in the Territory will revert to the Partnership, which may then commercialize MYOTROPHIN (rhIGF-I) itself or license or assign its rights to a third party. The Company would not receive any benefits from such commercialization. There can be no assurance that disputes will not arise between the Company and the Partnership over the parties' respective rights to technology or their other rights and obligations under these arrangements.

TECHNOLOGICAL CHANGE AND COMPETITION

     Competition in the Company's fields of interest from large and small companies is intense and is expected to increase. Furthermore, academic institutions, governmental agencies, and other public and private research organizations will continue to conduct research, seek patent protection, and establish collaborative arrangements for product development. Products developed by any of these entities may compete directly with those developed by the Company. Many of these companies and institutions have substantially greater capital resources, research and development staffs and facilities than the Company, and substantially greater experience in conducting clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. These entities represent significant competition for the Company. In addition, competitors developing products for the treatment of neurodegenerative disorders might succeed in developing technologies and products that are more effective than any being developed by the Company or that would render its technology and products obsolete or noncompetitive. There can be no assurance that competition and innovation from these or other sources will not materially adversely affect any sales of products which might be developed by the Company or make them obsolete. Advances in current treatment methods may also adversely affect the market for such products. The approval and introduction of therapeutic products that compete with compounds being developed by the Company could also adversely affect the Company's ability to attract and maintain patients in clinical studies for the same indication or otherwise successfully complete its clinical studies.

     With respect to MYOTROPHIN (rhIGF-I), Rilutek(R) (Riluzole) has been approved and is being marketed by Rhone-Poulenc Rorer in the U.S. and certain countries in Europe for the treatment of ALS. In addition, the Company believes that other companies are developing therapeutic agents for the treatment of ALS and peripheral neuropathies. Because the potential patient population for ALS is limited, competition from other products may adversely affect potential sales of MYOTROPHIN (rhIGF-I).

     Other companies are developing rhIGF-I as a therapeutic product for disorders other than ALS or peripheral neuropathy, including Genentech, Inc. which is evaluating IGF-I in diabetes. Notwithstanding the patents and patent applications relating to MYOTROPHIN (rhIGF-I), if the sale of rhIGF-I by third parties is approved for other indications, such products might be used in competition with MYOTROPHIN (rhIGF-I) through "off-label" use, especially if such product is priced below MYOTROPHIN (rhIGF-I).

     With respect to PROVIGIL (modafinil), there are presently several products used in the United States to treat narcolepsy, all of which are available generically and have been available for a number of years. There can be no assurance that PROVIGIL (modafinil) possesses benefits over such other products, or that the Company will be able to demonstrate the value of any such benefits to prescribing physicians and their patients.

     Lafon has licensed rights to modafinil to third parties in Canada as well as certain countries in Europe, and may license other territories to other third parties in the future. There is no contractual requirement that the licensees and Lafon coordinate their marketing activities related to modafinil. Furthermore, individual reimbursement policies in each country and applicable antitrust laws prohibit the coordination of the pricing of modafinil in various jurisdictions. The marketing activities of the other licensees therefore may adversely affect the Company's marketing of PROVIGIL (modafinil) in its territories.

     Cephalon is marketing two proprietary products of BMS to neurologists in the United States: Stadol NS, indicated for the management of pain, including migraine pain; and Serzone, indicated for the treatment of depression. A number of therapeutic agents are currently approved and are being marketed both for the treatment of migraine and for the treatment of depression. Stadol NS also competes directly with other pain medications, including narcotics, and indirectly with medications approved explicitly for treatment of migraine. The Company also believes that other products to treat migraine with a nasal spray delivery system may be introduced into the U.S. market in 1997 and may compete directly with Stadol NS.

     There are significant efforts by others, including many large pharmaceutical companies and academic institutions, to develop therapeutic products which may compete with the products being developed by the Company to treat neurological disorders, including Alzheimer's disease, head and spinal injury and stroke. Some of these products may be at a more advanced stage of development than the Company's products.

LITIGATION

     The Company and certain of its officers have been named as defendants in a number of civil actions filed in the U.S. District Court for the Eastern District of Pennsylvania, which have been consolidated. Several of the plaintiffs have been designated by the Court, collectively, as the "lead plaintiff" for purposes of the Private Securities Litigation Reform Act of 1995. The consolidated complaint, filed in October 1996 by the lead plaintiffs, extended and expanded the class period to include purchasers of the Company's securities as well as options to purchase or sell those securities during the period between June 12, 1995 and June 7, 1996. Plaintiffs allege, based in part on statements and opinions expressed at the June 7, 1996 meeting of the Advisory Committee, that earlier statements by the Company about the North American and European trial results were misleading. The plaintiffs seek unspecified damages and other relief. The Company's motion to dismiss the case is pending, and discovery related to the merits of the allegations in the complaint has been postponed until the motion is decided. The Company intends to vigorously defend the action. However, management believes that it is too early in the proceedings to predict the outcome of this action with any certainty.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company depends, in large part, upon the Company's ability to attract and retain highly qualified scientific and management personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining key personnel.

NO ASSURANCE OF ADEQUATE REIMBURSEMENT

     The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care providers are instituting and the effect of any health care reform could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

     There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, or if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company. Moreover, the Company is unable to forecast what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

POTENTIAL PRODUCT LIABILITY

     The Company faces an inherent risk of exposure to product liability claims if the use of its products is alleged to have resulted in an injury or adverse effect on patients. Such risk exists with respect to products being tested in human clinical trials, as well as products being developed by the Company, if any, that receive regulatory approval for commercial sale. The Company maintains product liability insurance for clinical studies. However, there can be no assurance that such coverage will be adequate to cover claims, or that adequate insurance coverage for future clinical or commercial activities will be available at acceptable costs. There can be no assurance that the Company will not experience a significant product liability claim or recall, which if uninsured could have a material adverse effect on the Company.

VOLATILITY OF STOCK PRICE; NO DIVIDENDS

     The market price for shares of the Company's Common Stock has historically been highly volatile. Future negative announcements concerning the Company, its competitors or other companies in the biopharmaceutical industry, including the results of testing and clinical trials, regulatory hearings and decisions, technological innovations or commercial products, patents, government regulations, developments concerning proprietary rights, litigation or public concern as to the safety or commercial value of the Company's products may have a significant adverse effect on the market price of the Common Stock. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future.

     The Company believes that SBC, in connection with its sale to the Company of Options (as defined herein), will attempt to hedge its position by periodically buying and selling shares of the Company's Common Stock in the over-the-counter market or otherwise, at prices then prevailing. In addition, SBC's hedging activities may include entering into derivative instruments relating to the Common Stock with third parties, which in turn may engage in hedging transactions involving purchases and sales of the Common Stock. Such purchases and sales could result in an increase in the volatility of the price of the Company's Common Stock immediately before and during the option term. In addition, at the expiration of the option term, SBC is expected to liquidate its holdings of Common Stock, if any, unless the Options expire "in-the-money" and the Company elects to settle the Options by requiring the delivery of shares of Common Stock, rather than in cash. This liquidation could negatively affect the market price of the Company's Common Stock.

EFFECT OF EXERCISE OF OPTIONS AND WARRANTS

     The Company grants stock options to employees, directors and consultants. As of December 31, 1996, the Company had 3,181,020 outstanding options at exercise prices ranging from $0.15 to $31.00 per share. In addition, at December 31, 1996 warrants to purchase 2,898,104 shares of Common Stock were outstanding at exercise prices ranging from $11.32 to $18.50 per share. Options and warrants granted represent approximately 25% of the shares of Common Stock currently outstanding. If all or substantially all such options and warrants were exercised, the subsequent sale of the shares of Common Stock could adversely affect the price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

     The ability of the Board of Directors of the Company to issue shares of preferred stock without stockholder approval and a shareholder rights plan adopted by the Company may, alone or in combination, have certain anti-takeover effects. The Company also is subject to provisions of the Delaware General Corporation Law which may make certain business combinations more difficult.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

               CALL OPTION TRANSACTION AND ISSUANCE OF THE SHARES

     Statements under this caption contain forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, and should be read in connection with cautionary statements contained thereunder and contained in the "Risk Factors" section of this Prospectus. The following is not intended to limit in any way the characterization of other cautionary statements contained in this Prospectus as well as any other documents incorporated herein or other statements by the Company.

GENERAL

     The Shares are being issued by the Company, and are being acquired by SBC, in one or more transactions, in exchange for one or more capped call options (the "Options") to be written by SBC on up to an aggregate of 2,500,000 shares of Common Stock of the Company. Issuance of the Shares will be governed by an Agreement in Regard to Premium Shares (the "Share Agreement") to be executed by the Company, SBC and SBC Warburg. The Share Agreement is conditioned upon the effectiveness of the Registration Statement (the "Registration Statement") of which this Prospectus forms a part, and the Company will not issue any Shares until after the Registration Statement has been declared effective by the Commission. The Options will be issued pursuant to an ISDA Master Agreement, including a Confirmation (the "Confirmation") with respect to each Option (the "Master Agreement") to be executed by the Company and SBC following the effectiveness of the Registration Statement. Copies of the forms of Share Agreement and Master Agreement (including a form of Confirmation) have been filed as exhibits to the Registration Statement, and reference is made to the exhibits for the complete terms of these agreements. Shares are being issued to SBC in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933.

TERMS OF THE CALL OPTIONS

     The Company will purchase each Option from SBC and will use the Shares, in lieu of cash, to pay the premium associated with each Option (the "Option Price"). Payment by the Company to SBC of the Option Price within an as yet-to-be determined number of business days after the trade date of each Option is a condition to SBC's obligations to the Company under the Share Agreement. The Option Price, as well as the strike price, cap price, number of shares subject to such Option, expiration date and certain other terms of each Option, will be determined following the effectiveness of the Registration Statement, based upon a number of factors, including the market price of the Common Stock when the Option is issued. Although the precise terms of the Call Options are not yet determinable, the Company currently expects that the potential benefit from the Call Options will be capped at between $15 and $20 per share. In addition, the Company expects each Call Option to have a term of six months.

     Although at this time the Company expects that the Options will be cash settled, the Company may elect to physically settle the Options by requiring delivery by SBC to the Company of shares of the Common Stock. In the event that an Option is settled in cash, SBC or its affiliates would likely sell shares of the Common Stock, which may include some or all of the Shares, then held by them as a hedge with respect to that Option. In the event that an Option is physically settled, SBC will deliver shares of Common Stock to the Company, which likely would include some or all of the Shares, upon payment by the Company of the applicable exercise price.

     This Prospectus covers the resale of an assumed maximum number of Shares to be issued by the Company in payment of the aggregate Option Price, making certain assumptions regarding the share price of the Common Stock at the time the Options are purchased by the Company.

COMPANY REASONS FOR THE OPTION TRANSACTION; RISKS TO THE COMPANY

     The Company intends to purchase the Options to allow the Company to benefit, subject to the terms of the Options, from any appreciation in the market value of the Company's Common Stock at expiration of the Options. If the Company elects cash settlement, it will receive on exercise of each Option an amount in cash equal to the excess of (i) an average of the market prices of the Common Stock during a specified period prior to expiration, determined in accordance with the Master Agreement or (ii) the cap price of the Option, whichever is less, over the strike price of the Option. If the Company elects stock settlement, it will receive on exercise of each Option one share of Common Stock against payment of an amount equal to the sum of (x) the strike price of the Option and (y) the excess, if any, of the market price of the Common Stock at expiration over the cap price of the Option. The Company's board of directors has determined that the purchase of the Options, in exchange for the Shares, is an appropriate method to take advantage of any stock price appreciation.

     The funds received from the exercise of any Options may be used by the Company to fund a portion of its payment obligations related to the Partnership. If MYOTROPHIN (rhIGF-I) were to be approved for commercialization in the United States or certain other territories, the Company is obligated to make a $16,000,000 milestone payment to the Partnership. See "Risk Factors -- Need for Additional Funds." In addition, at a specified time following commercialization, the Company is required to purchase the outstanding limited partnership interests for approximately $40,000,000 plus royalties, in order to retain its rights to commercialize MYOTROPHIN in the United States and Europe. See "Risk Factors -- Partnership Purchase Option."

     As an alternative to making these payments, the Company may seek to acquire some or all of the remaining limited partnership interests. Although the Company has actively discussed this possibility with the General Partner of the Partnership, there can be no assurance that any agreement can be reached with the General Partner to acquire the limited partnership interests. Even if an agreement can be reached, the Company estimates that to reach an agreement the purchase price could be significant, possibly in the $125 million range. In addition to using the proceeds, if any, from the Options, the Company would explore one or more additional financing alternatives, after the May 8th meeting of the Advisory Committee, if it were to proceed with an acquisition of limited partnership interests.

     Any funds received from the exercise of any Options that are not used to fund the Company's obligations related to the Partnership would be used to fund the research and development activities of the Company and the acquisition of technologies, and for other general corporate purposes.

     Any purchase of Options by the Company involves certain risks. Particularly, as described above, the purchase of an Option will benefit the Company only if the market price of the Common Stock appreciates to a level above the strike price of the Option during the term of such Option and remains at such level at the expiration of the Option. If the market price of the Common Stock at expiration of an Option does not exceed such Option's strike price, the Company will have sold Shares for a consideration which, at expiration of the Option, has no value. If the market price of the Common Stock at expiration of an Option exceeds such Option's strike price, but by less than the premium for such Option, the Company will have issued Shares for a consideration which, at the expiration of such Option, is worth less than the market value of the Shares when they were sold. The benefit to the Company would, in each case, be affected by applicable transaction costs. In any event, the number of the Company's issued and outstanding shares of Common Stock will increase by the 500,000 Shares, representing a dilution of approximately 2% based on the number of shares of Common Stock currently outstanding.

     One near-term event that is expected to directly affect the value of the Options is the scheduled meeting of the FDA's Peripheral and Central Nervous System Drugs Advisory Committee (the "Advisory Committee") on May 8, 1997. See "Risk Factors -- Uncertainties Related to MYOTROPHIN (rhIGF-I) Phase III Regulatory Submissions." The Company has not received any indication as to the outcome of the Advisory Committee meeting or any subsequent FDA decision on the NDA. If the Advisory Committee recommends approval of MYOTROPHIN (rhIGF-I) and if the FDA subsequently approves the commercialization of the product, the market price of the Company's Common Stock may increase, in which case the Company could realize a financial benefit from the Options. If the Advisory Committee does not recommend approval of the NDA or if the FDA does not approve the NDA, the price of the Common Stock is likely to decrease and the Options will have no value.

     Because the Option financing is innovative and is structured to take advantage of increases in the price of the Company's Common Stock, there is a risk that a third party could assert that the Company has not fully complied with its applicable disclosure obligations. Although the Company believes that it has complied with its obligations under applicable securities laws, there can be no assurance that such a claim will not be asserted. Defense of any such claim could be costly to the Company and there can be no assurance that any such defense would be successful.

                              SELLING STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholder may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Shares being offered hereby by the Selling Stockholder may be acquired, from time to time, as described above under "Call Option Transaction and Issuance of the Shares."

     In recognition of the fact that the Selling Stockholder wishes to be legally permitted to sell its Shares when it deems appropriate, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market of The Nasdaq Stock Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholder.

                                                                                    BENEFICIAL OWNERSHIP
                                                                      NUMBER OF        AFTER OFFERING
                                                NUMBER OF SHARES       SHARES       ---------------------
                   NAME OF                     BENEFICIALLY OWNED       BEING       NUMBER OF
             SELLING STOCKHOLDER               PRIOR TO OFFERING       OFFERED       SHARES       PERCENT
---------------------------------------------  ------------------     ---------     ---------     -------
Swiss Bank Corporation, London Branch........        500,000(1)        500,000(1)       0           --%

---------------
(1) Represents an assumed maximum number of Shares to be issued by the Company in payment of the aggregate price of the Options, making certain assumptions regarding the share price of the Common Stock at the time the Options are purchased by the Company.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by SBC, or by transferees or successors in interest, including one or more affiliates of SBC. SBC plans to sell the Shares principally to or through SBC Warburg, a registered broker-dealer that is a wholly-owned subsidiary of Swiss Bank Corporation. SBC Warburg may sell Shares directly or to or through unaffiliated brokers and dealers, and SBC Warburg and such other brokers and dealers may receive compensation from SBC or SBC Warburg, as the case may be, in the form of discounts, concessions or commissions (which compensation is not expected to be in excess of customary amounts). Such sales may be made in the over-the-counter market or otherwise at prices then prevailing, or in negotiated transactions.


     SBC has advised the Company that it may from time to time engage in transactions to hedge all or part of its risk relating to the Options. Such hedging activities, which will not take place prior to effectiveness of the Registration Statement, may include the sale or the retention by SBC or its affiliates of all or a portion of the Shares and purchases and sales in the over-the-counter market or otherwise of other shares of Common Stock and may include entering into derivative instruments with third parties relating to the Common Stock, such as options and equity swaps, which third parties may in turn engage in hedging transactions. SBC has advised the Company that it does not intend to engage in short sales as part of its hedging activities.


     Upon exercise by the Company of the Options, the Company may elect to receive shares of Common Stock. See "Call Option Transaction and Issuance of the Shares." In such event, all or a portion of the Shares may, to the extent they are still held by SBC, be transferred by SBC to the Company in satisfaction of such exercise.

     SBC, SBC Warburg and any dealers through whom sales of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act, and commissions or discounts and other compensation received by them may be regarded as underwriters' compensation.

     The Company has agreed to indemnify SBC and SBC Warburg against certain liabilities, including liabilities under the Securities Act, and to contribute to payments SBC or SBC Warburg may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

======================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    4
Risk Factors..........................    4
Use of Proceeds.......................   16
Call Option Transaction and Issuance
  of the Shares.......................   17
Selling Stockholder...................   19
Plan of Distribution..................   20
Legal Opinion.........................   20
Experts...............................   20

======================================================
======================================================

                                 500,000 SHARES

                                 CEPHALON, INC.

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------
                                          , 1997
======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby:

    Securities and Exchange Commission Registration Fee..........................    $ 2,832
    Legal Fees and Expenses......................................................     25,000
    Nasdaq Listing Fees..........................................................     10,000
    Miscellaneous................................................................      5,000
                                                                                     -------
    Total........................................................................    $42,832
                                                                                     =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article VII of the Registrant's Bylaws, requires the Registrant to indemnify directors and officers of the Registrant or any other authorized representative against expenses, judgments and any settlement amounts incurred in a third party proceeding brought by reason of the fact that the person is an authorized representative of the Registrant. The Bylaws also permit indemnification of expenses incurred by an authorized representative in connection with a proceeding brought in the name of the corporation. The Bylaws further specify procedures for such indemnification. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

ITEM 16. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND INDEX TO SUCH EXHIBITS AND SCHEDULES

     The exhibits filed as part of this registration statement are as follows:


    EXHIBIT
    NUMBER                                      DESCRIPTION
    ------     ------------------------------------------------------------------------------
    5.1**      Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
    10.1*      Form of ISDA Master Agreement by and between the Registrant and Swiss Bank
               Corporation, London Branch, together with form of Schedule thereto.
    10.2*      Form of Confirmation to be entered into pursuant to ISDA Master Agreement by and between the Registrant and Swiss Bank Corporation, London Branch.
    10.3*      Form of Agreement in Regard to Premium Shares by and among the Registrant,
               Swiss Bank Corporation, London Branch and SBC Warburg Inc.
    23.1*      Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as
               Exhibit 5.1 hereto).
    23.2**     Consent of Arthur Andersen LLP
    23.3*      Consent of Clark & Elbing LLP
    24.1*      Powers of Attorney (included on the signature page).


---------------
 * Previously filed.

** Filed herewith.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Commonwealth of Pennsylvania on the 1st day of May, 1997.


                                          CEPHALON, INC.

                                          By:            /s/ FRANK BALDINO, JR.,
                                              PH.D.
                                            ------------------------------------
                                                Frank Baldino, Jr., Ph.D.
                                                  Director, President and Chief
                                                Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons and by Frank Baldino, Jr. as attorney-in-fact for the specified persons in the capacities and on the dates indicated.


                NAME                                     TITLE                        DATE
-------------------------------------  ------------------------------------------ ------------
    /s/ FRANK BALDINO, JR., PH.D.      Director, President and Chief Executive    May 1, 1997
-------------------------------------  Officer (Principal Executive Officer)
      Frank Baldino, Jr., Ph.D.
                  *                    Director, Executive Vice President and     May 1, 1997
-------------------------------------  Chief Operating Officer
          Bruce A. Peacock

                  *                    Director                                   May 1, 1997
-------------------------------------
           William P. Egan

                  *                    Director                                   May 1, 1997
-------------------------------------
       Robert J. Feeney, Ph.D.

                  *                    Director                                   May 1, 1997
-------------------------------------
         Martyn D. Greenacre

                  *                    Director                                   May 1, 1997
-------------------------------------
           Kevin E. Moley

                  *                    Director                                   May 1, 1997
-------------------------------------
       Horst Witzel, Dr.-Ing.

                  *                    Senior Vice President, Finance and Chief   May 1, 1997
-------------------------------------  Financial Officer (Principal
           J. Kevin Buchi              Financial and Accounting Officer)

 *By: /s/ FRANK BALDINO, JR., PH.D.
-------------------------------------
      Frank Baldino, Jr., Ph.D.
          Attorney-in-Fact

                                 EXHIBIT INDEX


    EXHIBIT NUMBER                                DOCUMENT                                   PAGE
    --------------  ---------------------------------------------------------------------    ----
          5.1*      Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered
         10.1*      Form of ISDA Master Agreement by and between the Registrant and Swiss
                    Bank Corporation, London Branch, together with form of Schedule thereto.
         10.2*      Form of Confirmation to be entered into pursuant to ISDA Master
                    Agreement by and between the Registrant and Swiss Bank Corporation,
                    London Branch.
         10.3*      Form of Agreement in Regard to Premium Shares by and among the
                    Registrant, Swiss Bank Corporation, London Branch and SBC Warburg
                    Inc.
         23.1*      Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto)
        23.2**      Consent of Arthur Andersen LLP
         23.3*      Consent of Clark & Elbing LLP
         24.1*      Powers of Attorney (included on the signature page)


---------------
 * Previously filed.

** Filed herewith.